EXHIBIT (h)(31)

PARTICIPATION AGREEMENT

by and among

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS LP,

DFA SECURITIES LLC

and

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

THIS AGREEMENT, made and entered into this 21st day of March 2012, by and among NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION (the “Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (the “Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (the “Adviser”); and DFA Securities LLC (“DFAS”) (individually, a “Party” and collectively, the “Parties”).

The Company, the Fund, the Adviser and DFAS, intending to be legally bound, hereby agree as follows:

1.	Sales of Shares/Procedures

1.1	Shares of the respective portfolios (“Portfolios”) of the Fund listed on Schedule 1.1 hereto, as amended from time to time by the Parties, shall be sold by the Fund through its agent DFAS, and purchased by the Company for the appropriate subaccount of each Account, at the net asset value (“NAV”) computed in accordance with the provisions of this Agreement, the then current prospectus(es) and Statements of Additional Information of the Portfolios, and the variable life and annuity contracts that use the Portfolios as an underlying investment medium (“Contracts”). The Fund shall make the NAV per share of the Portfolios available to the Company on a daily basis as soon as reasonably practicable after the NAV per share is calculated.

(a)	Transmission of Instructions. The procedures to be followed for purchases, redemptions, and exchanges of the shares of the Portfolios.

On any given Business Day, the Company shall accept instructions in proper form from the Contract holders (collectively, “Instructions”) up to the Close of Trading, but in no event shall the Company accept Instructions that have been received by the Company after the Close of Trading on such Business Day (“Trade Date”). Instructions received in proper form by the Company after the Close of Trading on any Business Day shall be treated as if received on the next following Business Day. “Close of Trading” shall mean 4:00 p.m. Eastern Time on a Business Day or at such other time as the NAV of a Portfolio is calculated, as disclosed in the then current prospectus(es) for a Portfolio. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Portfolio calculates its NAV.

The Company shall transmit to the Fund, or its designee, a single aggregate purchase or redemption order that reflects the “net” effect of all purchase or redemptions of the shares of the Portfolios based upon the Instructions received prior to the Close of Trading on Trade Date.

The purchase/redemption price for the shares of a Portfolio shall be either the applicable NAV of such shares or the applicable NAV of such shares plus any applicable fees, as described in the then current prospectus(es) for such Portfolio. For the Fund and for each Account maintained by the Company with the Fund, orders received by the Fund or its designee from the Company by 8:30 a.m. Eastern Time on the Business Day after Trade Date will receive the NAV price on the Trade Date.

(b)	Settlement

The Company shall forward payment for the net purchase of shares of the Portfolios by wire no later than the close of the Federal Reserve Wire Transfer System on the next day on which the Federal Reserve Wire Transfer System is open following Trade Date to the transfer agent of the Portfolio.

The transfer agent of the Portfolio will wire net redemption proceeds to the Company on any Business Day on which the transfer agent receives Instructions by 8:30 a.m. Eastern Time. If the Business Day on which the transfer agent receives Instructions is a day on which the Federal Reserve Wire Transfer System is closed, the transfer agent will wire net redemption proceeds to the Company on the first Business Day thereafter on which the Federal Reserve Wire Transfer System is open.

In the event that the total redemption order for any one Business Day shall exceed dollar limits set for each Portfolio by the Fund, such Portfolio shall have the option of meeting up to $1,000,000 in same day cash redemption and meeting the remainder of the redemption cash payments on the next following Business Day, or if necessary in the discretion of the Funds, at any time within seven (7) days after receipt of the redemption order in accordance with provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

Nothing herein shall prevent the Fund from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act and the rules thereunder.

The Adviser may satisfy a redemption order from the Company for an Account by an in-kind distribution of securities of a Portfolio (each a “Redemption In Kind”), as contemplated in the Fund’s prospectus(es) and Statements of Additional Information, only if the Redemption In Kind is permitted in connection with an exemptive order from the Securities and Exchange Commission (the “SEC”) pursuant to Section 26(c) of the 1940 Act (the “Substitution Order”) obtained by the Company, and all Parties to the Substitution Order agree to such Redemption In Kind. In such cases, the Fund and the Adviser agree to use reasonable efforts to cooperate with the Company in obtaining the Order.

(c)	Errors The Company shall be solely responsible for the accuracy of any Instruction transmitted to the Fund or its transfer agent and the transmission of such Instruction shall constitute the Company’s representation to the Fund that the Instruction is accurate, complete and duly authorized by the Contract holder whose Portfolio shares are the subject of the Instruction. The Company shall assume responsibility for a loss (including, without limitation, a market loss) to the Portfolio, the Fund or its agent that is directly caused by a cancellation or correction made subsequent to the date as of which an Instruction has been placed, and the Company will promptly pay such amount to the Portfolio upon notification.

Each Party shall notify the other of any errors or omissions in any information and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible. The Company agrees to maintain reasonable Errors and Omissions insurance coverage commensurate with the Company’s responsibilities under this Agreement under the Errors and Omissions insurance coverage of its parent company.

In the event of an error in the computation of a NAV per share of a Portfolio, the Fund will follow the then current policy adopted for the sale and distribution of shares of the Portfolios regarding appropriate error correction standards and will promptly notify the Company after discovery of such error as required by the Fund’s error correction policies and procedures. This notification may be verbal, but shall be confirmed promptly in writing or via electronic mail (or other format agreeable by the Parties). Any gain to the Company or Contract holders attributable to the incorrect calculation or reporting of the daily NAV shall be immediately returned to the Fund if it has not been paid to the Contracts holders (if already paid to the Contract holders, the Company agrees to make commercially reasonable efforts to return any gain to the Company attributable to the incorrect calculation or reporting of the daily NAV). Any loss to the Contract holders attributable to the incorrect calculation or reporting of the daily NAV shall be promptly remedied by the Fund in accordance with the Fund’s error correction policies and procedures. For example, without limitation, the shares of the Portfolio applicable to Contract holders shall be promptly adjusted and the amount of any underpayments shall be promptly credited by the Fund to the Company so that such amounts may be credited to the applicable Accounts of the Contract holders.

The Company shall maintain a record of the total number of shares of the Portfolios which are so purchased, based on information provided by the Fund or its designee to the Company, and shall reconcile with the Fund on a periodic basis the number of shares of each Portfolio attributable to each Account. If an order to purchase shares of a Portfolio must be canceled due to nonpayment, the Company will be responsible for any loss incurred by the Fund or the Portfolio arising out of such cancellation. To recover any such loss, the Fund and the Portfolios reserve the right to redeem shares of the affected Portfolio(s) held in the name of the Company or a corresponding subaccount of the applicable Account.

1.2	The Fund will redeem the shares of the Portfolios when requested on behalf of the Company or the corresponding subaccount of the applicable Account at the NAV next computed after receipt by the Fund or its designee of each request for redemption, in accordance with the provisions of this Agreement, the then current prospectus(es) of the Portfolios, the Statements of Additional Information of the Fund and the Contracts; provided, however, if any conflicts exist among any such documents with respect to this Section 1.2, then the terms of the Fund’s current prospectus(es) and the Statements of Additional Information describing the Portfolios shall control.

The Company shall apply any net redemption proceeds received by it in accordance with the applicable Contracts. The Company shall not process or effect any redemptions with respect to shares of any Portfolio after receipt by the Company of notification of suspension of the determination of the NAV of such Portfolio. The Board of Directors of the Fund (the “Directors”) may refuse to sell shares of any Portfolio to any person, including the Company with respect to the Accounts, or suspend or terminate the offering of shares of such Portfolio, if such action is required by law or by regulatory authorities having jurisdiction, or is deemed by the Directors, in their sole discretion, acting in good faith and in light of the Directors’ duties under federal and any applicable state laws, necessary and in the best interests of shareholders of the Portfolio.

1.3	The Company agrees to purchase and redeem the shares of each Portfolio in accordance with the provisions of this Agreement and the then current prospectus(es) of the Portfolios. Except as necessary to implement transactions initiated by Contract holders, or as otherwise may be required by applicable U.S. federal laws or regulations with respect to maintaining the Contracts’ status under the Internal Revenue Code of 1986, as amended from time to time and any successor provisions thereto (the “Code”), the Company shall not redeem shares of the Portfolios attributable to the Contracts.

1.4	Issuance and transfer of shares of the Portfolios will be by book-entry only. Stock certificates will not be issued to the Company or to the applicable Accounts. Shares of the Portfolios purchased from the Fund will be recorded in appropriate book-entry titles for the Accounts by the Fund or its designee.

1.5	The Fund shall furnish prompt notice, followed by written confirmation to the Company, of any income, dividends or capital gain distributions payable on the Portfolios’ shares. The Company hereby elects to receive all such dividends and distributions as are payable on shares of a Portfolio on the ex dividend date in additional shares of that Portfolio. The Fund shall notify the Company or its delegates of the number of shares of the Portfolios so issued as payment of such dividends and distributions.

The Company shall maintain a record of the number of shares of the Portfolios held by the Accounts on behalf of each Contract holder, and the Company shall maintain appropriate records of Contract holder information.

The Company shall investigate all inquiries from Contract holders relating to their interests in the Accounts and the Portfolios, and shall respond to all communications from Contract holders and other persons having an interest in the Contracts relating to the Company’s duties hereunder.

The Company will cooperate with the Fund in providing information as provided in Schedule 1.5 hereto and will assist the Fund in preventing possible market timing and other trading activities in violation of the Fund’s policies and procedures, including without limitation restricting or prohibiting further purchases or exchanges of shares of the Portfolios as provided in Schedule 1.5 hereto.

2.	Proxy Solicitations and Voting

2.1	The Fund agrees that the terms on which shares of the Portfolios are offered to the Accounts will not be materially altered without at least sixty (60) days’ prior written notice to the Company during any period when the Accounts own shares of the Portfolios.

2.2	The Fund, at its own expense, shall provide the Company with copies of its proxy solicitations applicable to the shares of the Portfolios. If and to the extent required by applicable law or by the terms of the Contracts, the Company shall:

(i)	solicit voting instructions from the Contract holders;

(ii)	vote the shares of the Portfolios held by the Accounts in accordance with instructions received from the Contract holders; and

(iii)	vote the shares of the Portfolios held by the Accounts for which no timely instructions have been received from the Contract holders in the same proportion as shares of such Portfolios for which instructions have been received, if and to the extent that (i) the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract holders, and (ii) such interpretation is deemed applicable to the Contracts. The Company reserves the right to vote Portfolio shares held in any segregated asset account in its own right, to the extent permitted by applicable law. The Company will calculate voting privileges in a manner consistent with other separate accounts investing in the Portfolios and in accordance with applicable law. The Company agrees to hold the Fund, the Portfolios, the Adviser and DFAS harmless from and against any liability that may arise as a result of the Company’s voting Portfolio shares held in any segregated account in its own right. The Parties acknowledge that unregistered separate accounts may refrain from voting the shares of the Portfolios.

2.3	The Fund, on behalf of the Portfolios, will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular, the Fund, at its option, will either provide for annual or special meetings or comply with Section 16(c) of the 1940 Act, as well as with Sections 16(a) and, if and when applicable, 16(b) of the 1940 Act and the rules thereunder. Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) of the 1940 Act with respect to periodic elections of directors and with whatever rules the SEC may promulgate with respect thereto.

3.	Representations and Warranties

3.1	The Company represents and warrants that it is an insurance company within the meaning of Section 816(a) of the Code, duly organized and in good standing under applicable law, and that it has legally and validly established each Account prior to any issuance or sale thereof as a segregated asset account under applicable state insurance law, and that it has and will maintain the capacity to issue all Contracts that may be sold; and that it is properly licensed, qualified and in good standing to sell the Contracts in all jurisdictions where the Company does business. The Company represents and warrants that the Contracts will be issued and sold in compliance, in all material respects, with all applicable federal and state laws, and that the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

3.2	The Company represents and warrants that the interests in the Accounts under the Contracts are or will be registered under the Securities Act of 1933, as amended (the “1933 Act”), or are, and will continue to be, exempt from registration under the 1933 Act.

3.3	The Company represents and warrants that it has or will have registered each Account as a unit investment trust, in accordance with the provisions of the 1940 Act, or each such Account is, and will continue to be, exempt from registration under the 1940 Act, to serve as a segregated investment account for the Contracts.

3.4	The Company represents that the Contracts are currently treated as variable life insurance contracts or variable annuity contracts (as applicable) under the Code, and that the Company will make every reasonable effort to maintain such treatment and that the Company will notify the Adviser and the Fund promptly upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that the Contracts might not be so treated in the future.

3.5	The Company and the Accounts are duly authorized to acquire shares of the Portfolios as contemplated by the terms of this Agreement.

3.6	There are no material legal, administrative or other proceedings pending or, to the Company’s knowledge, threatened against the Company or its property or assets that could result in liability on the Company’s part that will impact the Fund. The Company knows of no facts that might form the basis for the institution of such proceedings. Neither the Company nor the Accounts are parties to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its or their business or its or their ability to consummate the transactions herein contemplated.

3.7	Except as noted below, the disclosure contained in the applicable offering documents for the Accounts does not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such disclosure meets all legal requirements of applicable federal and state laws and regulations. The Company represents and warrants that all current and future offering documents with respect to the Accounts that mention the Company, the Fund, the Portfolios, DFAS or the Adviser shall meet the requirements described in the first sentence of this subparagraph; provided, however, that the Company shall not be responsible for any disclosure that is contained in the Fund’s current prospectus(es) describing the Portfolios or the Fund’s registration statement as filed with the SEC.

3.8	The Fund represents and warrants that the Fund is lawfully established and validly existing under the laws of the State of Maryland and that its operations are and shall at all times remain in material compliance with the laws of the State of Maryland and the applicable provisions of the 1940 Act to the extent required to perform this Agreement.

3.9	The Adviser represents and warrants that the Adviser is lawfully established and validly existing under the laws of the State of Delaware and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Adviser further represents and warrants that the Adviser shall remain duly registered under all applicable federal and state securities laws; complies, and shall continue to comply, in all material respects, with applicable provisions of the Advisers Act; and shall perform its obligations for the Fund in compliance in all material respects with applicable state and federal securities laws.

3.10	The Fund represents and warrants that the shares of the Portfolios sold pursuant to this Agreement are registered under the 1933 Act, and duly authorized for issuance; that the Fund shall amend its registration statement for the Portfolios under the 1933 Act and the 1940 Act, from time to time, as required in order to effect the continuous offering of the shares of the Portfolios; that the Fund will sell such shares in compliance with all applicable federal and state laws; and that the Fund is and will remain registered as an open-end management investment company under, and complies and will comply in all material respects with, the 1940 Act. The Fund shall register and qualify the shares of the Portfolios for sale in accordance with the laws of the various states only if, and to the extent, deemed advisable by the Fund or DFAS.

3.11	The Fund and the Adviser represent and warrant that the Portfolios comply (or as to Portfolios that have not yet commenced business, will make every reasonable effort to invest the money received from the sale of Portfolio shares so as to comply) with the diversification requirements of Section 817(h) of the Code and the Treasury Regulations promulgated thereunder, as amended from time to time, and that the Adviser will make every reasonable effort to ensure that the Portfolios continue to comply with such requirements. The Fund, DFAS and the Adviser agree to notify the Company promptly upon having a reasonable basis for believing that any Portfolio has ceased (or will cease) to comply with such diversification requirements and to take all reasonable steps to adequately diversify any Portfolio to achieve compliance with the grace period afforded by Regulation 1.817-5.

3.12	The Adviser shall provide the Company with a certificate or statement indicating compliance by the Portfolios with Section 817 of the Code, such certificate or statement to be sent to the Company no later than thirty (30) days following a written request from the Company.

3.13	The Fund represents and warrants that the Portfolios qualify (or as to Portfolios that have not yet commenced business, will qualify) as regulated investment companies under Subchapter M of the Code, and that the Fund will take all reasonable steps to maintain such qualification, subject to the reservation of the right of the Directors of the Fund to not maintain the qualification of a Portfolio as a regulated investment company if the Directors determine this course of action to be beneficial to shareholders. The Fund agrees to notify the Company promptly upon having a reasonable basis for believing that any Portfolio has ceased to so qualify or upon the Directors taking any such action.

3.14	The Fund and DFAS represent and warrant that the shares of the Portfolios have been, and shall be, sold only to life insurance companies and their separate accounts and to persons or plans (collectively, “Qualified Persons”) that qualify to purchase such shares under Section 817(h) of the Code, and the regulations thereunder, without impairing the ability of the Accounts to consider the Portfolios of the Fund as constituting investments of the Accounts for the purpose of satisfying the diversification requirements of Section 817(h). The Fund and DFAS further represent and warrant that the shares of the Portfolios have neither been nor will be sold to the general public.

3.15

The Fund represents and warrants that the Fund has obtained a Mixed and Shared Funding Exemptive Order, dated March 12, 2002 (File No. 812-12760) (the “Exemptive Order”), that grants participating insurance companies as described therein and variable annuity separate accounts and variable life insurance separate accounts relief from the provisions of Sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Portfolios to be sold to and held by: (a) separate accounts funding variable annuity and variable life insurance contracts issued by both affiliated and unaffiliated life insurance companies; (b) qualified pension and retirement plans outside of the separate account context; (c) separate accounts that are not registered as investment companies under the 1940 Act pursuant to exemptions from registration under Section 3(c) of the 1940 Act; (d) the Adviser; and (e) any other person permitted to hold shares of the Fund pursuant to Treasury Regulation §1.817-5, including the general account of any life insurance company, or certain related corporations, whose separate account holds, or will hold, shares of the Portfolios.

3.16	The Fund represents and warrants that the Fund shall notify the Company of any amendments (or other changes) to the Exemptive Order that are material to the Accounts’ investments in the Portfolios.

3.17	DFAS represents and warrants that it is and will remain a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and is and will be duly registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”). DFAS represents that its operations are, and shall at all times remain, in material compliance with the laws of the State of Delaware to the extent required to perform this Agreement. DFAS further represents and warrants that it will sell and distribute the shares of the Portfolios in accordance with any applicable state laws and federal securities laws, including without limitation, the 1933 Act, the 1934 Act, and the 1940 Act.

3.18	Except as noted below, the registration statement of the Fund and each of the Portfolios do not contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such disclosure meets all legal requirements of applicable federal and state laws and regulations. The Fund represents and warrants that all current and future registration statements with respect to the Fund and the Portfolios that mention the Company, the Fund, the Portfolios, DFAS or the Adviser shall meet the requirements described in the first sentence of this subparagraph; provided, however, that the Fund shall not be responsible for any disclosure that is contained in the current prospectus(es) for the Contracts or the Account’s registration statement as filed with the SEC.

3.19	The Fund, DFAS and the Adviser represent and warrant that they shall not use sales literature or other promotional material in which the Company is named. However, if the Fund, DFAS, or the Adviser do so, the Fund, DFAS and the Adviser shall furnish, or shall cause to be furnished, to the Company, each piece of sales literature or other promotional material in which the Company is named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Company objects to its use in writing within five (5) Business Days after receipt of such material. However, the Company reserves the right to object to such use at any time and each of the Fund, DFAS and the Adviser agree to cease use upon receipt of such objection.

3.20	The Parties represent and warrant that all of their directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Portfolios are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the amount required by the applicable rules of the FINRA and the federal securities laws, including the 1940 Act, as applicable. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. The Parties agree to make all reasonable efforts to assure that such bond or another bond containing these provisions is continuously in effect, and each agrees to notify promptly the other Parties in the event that such coverage no longer applies.

3.21	The Parties agree to limit, and not facilitate, a Contract holder’s participation in a Portfolio’s investment process in contravention of the following, which the Parties represent and warrant to each other to be true: (l) there is not, and there will not be, any arrangement, plan, contract or agreement between the Adviser (or a subadviser) and a Contract holder regarding the availability of the Portfolio as an Account under the Contract, or the specific assets to be held by the Fund or a fund in which the Fund may invest the Portfolio’s assets; (2) other than a Contract holder’s ability to allocate Contract premiums and transfer amounts in the Company’s Account to and from the Company’s Account corresponding to the Fund, all investment decisions concerning the Portfolio will be made by the Adviser, any subadviser(s) and the Fund’s Board of Directors in their sole and absolute discretion; (3) the percentage of the Portfolio’s assets invested in a particular fund will not be fixed in advance of any Contract holder’s investment and will be subject to change by the Adviser or a subadviser at any time without notice; (4) a Contract holder cannot, and will not be able to, direct the Portfolio’s investment in any particular asset or recommend a particular investment or investment strategy; (5) there is not, and will not be, any agreement or plan between the Adviser or a subadviser and a Contract holder regarding a particular investment of the Portfolio; (6) a Contract holder cannot, and will not be able to, communicate directly or indirectly with the Adviser or a subadviser concerning the selection, quality or rate of return on any specific investment or group of investments held by the Portfolio; (7) a Contract holder does not have, and will not have, any current knowledge of the Fund’s specific assets other than as may be required to be presented in periodic reports to the Portfolio’s shareholders; (8) a Contract holder does not have, and will not have, any legal, equitable, direct or indirect ownership interest in any of the assets of the Fund; and (9) a Contract holder only has, and only will have, a contractual claim against the insurance company offering the Contract to receive cash from the insurance company under the terms of his or her Contract.

3.22	The Parties represent and warrant to each other that each of them is currently in compliance, and will remain in compliance, in all material respects, with all applicable anti-money laundering laws, regulations and requirements.

3.23	The Parties represent and warrant to each other that each of them shall comply with the requirements of Rule 38a-l of the 1940 Act.

3.24	The Parties represent and warrant to each other that this Agreement has been duly authorized, executed and delivered by each of the Parties, and is a valid and legally binding contract enforceable in accordance with its terms. No consent, approval, authorization or order of any court or governmental authority is required for the consummation by any of the Parties of the transactions contemplated by this Agreement. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated by this Agreement will not, violate the organizational documents or Bylaws of any of the Parties, or any resolution, agreement or arrangement to which any of the Parties is a party or by which any of the Parties is bound.

4.	Sales Material and Information

4.1	The Company shall promptly provide the Fund with copies of any Contract holder complaints respecting the Contracts that relate to the Fund or to the Portfolios.

4.2	The Company shall furnish, or shall cause to be furnished, to the Fund, DFAS and the Adviser, each piece of sales literature or other promotional material in which the Fund, DFAS or the Adviser is named, at least ten (10) Business Days prior to its intended use. No such material will be used if the Fund, DFAS or the Adviser objects to its use in writing within five (5) Business Days after receipt of such material. However, each of the Fund, DFAS and the Adviser reserves the right to object to such use at any time and the Company agrees to cease use upon receipt of such objection.

4.3	Except with the written consent of the Adviser, the Fund or DFAS, as appropriate, the Company shall not give any information or make any oral or written material representations concerning the Adviser, DFAS, the Fund or the Portfolios in connection with the sale of the Contracts, other than the information or representations contained in: (a) a registration statement or prospectus for the Fund or prospectus(es) and Statement(s) of Additional Information for the Portfolios, as amended or supplemented from time to time; (b) the Portfolio’s annual and semi-annual reports to shareholders; (c) published reports or statements of the Fund (including proxy statements for the shares of the Portfolios) which are in the public domain or are approved by the Fund; or (d) sales literature or other promotional material of the Fund. The Fund agrees to take reasonable steps to respond to any request for its prior written permission on a prompt and timely basis.

Notwithstanding the foregoing, this provision shall not be interpreted to prevent the Company from providing information about the Fund, the Portfolios, DFAS, the Adviser, or this Agreement to its directors, regulators, accountants, legal counsel or otherwise in the ordinary course of their business.

4.4	Except with the written consent of the Company, the Adviser, DFAS, or the Fund shall not give any information or make any oral or written material representations concerning the Company, other than the information or representations contained in:

(a)	registration statements, prospectuses, Statements of Additional Information, or offering memoranda for the Contracts, as amended or supplemented from time to time;

(b)	published reports (including the annual and semi-annual reports of each Account) or statements of the Contracts or the Accounts which are in the public domain or are approved by the Company, or

(c)	sales literature or other promotional material of the Company.

The Company agrees to take reasonable steps to respond to any request for its prior written permission on a prompt and timely basis.

Notwithstanding the foregoing, this provision shall not be interpreted to prevent the Adviser, DFAS and the Fund from providing information about the Company, the Accounts or this Agreement to their Directors, regulators, accountants, legal counsel or otherwise in the ordinary course of their business.

4.5	No Party shall use any other Party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior written consent of such Party. Any such consent will terminate following the termination of this Agreement as soon as the shares of the Portfolios are no longer offered through the Contracts and no Account owns any shares of the Portfolios.

4.6	The Fund will provide to the Company at least one complete copy of all registration statements, prospectuses, Statements of Additional Information, annual and semi-annual reports, proxy statements, solicitations for voting instructions (if applicable), sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Portfolios or their shares, in final form as filed with the SEC, FINRA or other regulatory authority, within a reasonable time after such filing. The Fund represents and warrants that the registration statements, prospectuses, Statements of Additional Information and any other filing in connection therewith with respect to the Fund and the Portfolios will not deviate from the form of such documents provided to the Company. Notwithstanding the foregoing, only those materials that relate to or refer to the Portfolios in which the separate accounts are invested will be provided.

4.7

The Company will provide to the Fund at least one complete copy of all offering materials describing the Fund, the Portfolios and the Contracts, including application and investment election forms, sample illustrations, reports, solicitations for voting instructions (if applicable), sales literature and any other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts and each Account. In the event any such documents are required to be filed with any regulatory authority or body, the Company shall provide such materials in final form as filed with such regulatory authority or body within a reasonable time after such filing. The Company represents and warrants that the Contracts, registration statements, offering memoranda and any other filing in connection therewith with respect to the Accounts will not deviate from the form of such documents provided to the Fund. Notwithstanding the foregoing, only those materials that relate to or refer to the Fund or the Portfolios will be provided.

4.8	For purposes of this Section 4, the phrase “sales literature or other promotional material” shall be construed in accordance with all applicable securities laws and regulations.

4.9	To the extent required by applicable law, including the administrative requirements of regulatory authorities, or as mutually agreed between the Company and DFAS, the Company reserves the right to modify any of the Contracts in any respect whatsoever. The Company reserves the right, in its sole discretion, to suspend the sale of any Contract, in whole or in part, or to accept or reject any application for the sale of a Contract. The Company agrees to notify the other Parties promptly upon the occurrence of any event that the Company believes might necessitate a material modification or suspension.

4.10	The Parties agree to review the arrangements set forth herein from time to time for possible changes and will make their personnel reasonably available for this purpose.

5.	Fees and Expenses

5.1	The Fund shall bear the cost of registration and qualification of the shares of the Portfolios; preparation and filing of the Portfolios’ prospectus(es) and supplements and the Fund’s registration statement, proxy materials and reports (including annual and semi-annual reports) relating to the Portfolios; preparation of all other statements and notices relating to the Portfolios required by any federal or state law; all costs of printing and delivery to the Company (in quantities deemed appropriate as determined by the Fund in its sole discretion); all copies of prospectuses, supplements, Statements of Additional Information, proxy materials (including the cost of tabulation of proxies and voting instructions) and reports relating to the Portfolios; payment of all applicable fees, including, without limitation, all fees due under Rule 24f-2 of the 1940 Act relating to the Portfolios; and all taxes on the issuance or transfer of the Portfolios’ shares. If requested by the Company, the Fund shall provide such documentation (including a final copy of the amended prospectus(es) of the Portfolios as set in type (including an 8 1/2” x 11” size camera-ready stat) at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company once each year to have, at the Company’s expense, the current prospectus(es) for the Portfolios printed together in with the document describing the Contracts.

5.2	The Company shall assure that the Contracts are registered under the 1933 Act, and that each Account is registered as a unit investment trust in accordance with the 1940 Act, or that the Contracts are exempt from registration under the 1933 Act. The Company shall bear the expenses for the costs of preparation and filing of the Company’s prospectus, registration statement and supplements with respect to the Accounts; preparation of all other statements and notices relating to each Account or Contract required by any federal or state law; all expenses for the solicitation and sale of the Contracts, including all costs of printing and distributing all copies of advertisements, prospectuses, supplements, Statements of Additional Information, and reports relating to each Account or the Contracts to Contract holders and prospective purchasers of the Contracts, as required by applicable state and federal law; payment of all applicable fees and taxes relating to the Contracts; all costs of drafting, filing and obtaining approvals of the Contracts in the various states under applicable insurance laws; and all other costs associated with ongoing compliance with all such laws and its obligations hereunder.

5.3	The Company, at its own expense, may choose to print the prospectuses, Statements of Additional Information and the annual and semi-annual reports relating to the Portfolios, or any of such documents, in combination with such documents of other fund companies.

5.4	The Fund will pay no fee or other compensation to the Company under this Agreement. The Portfolios currently do not intend to make any payments to finance distribution expenses pursuant to Rule 12b-l under the 1940 Act or otherwise.

5.5	Except as otherwise provided in this Section 5, all expenses incident to performance by the Parties of this Agreement will be paid by each Party to the extent permitted by law.

6.	Indemnification

6.1	Indemnification by the Company

6.1(a)

The Company agrees to indemnify, defend and hold harmless the Fund, the Portfolios, DFAS and the Adviser, and each of their trustees, directors, officers, members, managers, employees, and agents (as applicable), and each person, if any, who controls any of them within the meaning of such terms under the federal securities laws (collectively, the “Indemnified Parties,” and individually, an “Indemnified Party” for purposes of this Section 6.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company, which consent shall not be unreasonably withheld) or litigation

(including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (except in all cases, excluding consequential or special damages) (collectively, “Losses” for purposes of this Section 6.1), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the shares of the Portfolios or the Contracts, and:

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement, offering memoranda or sales literature for the Contracts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Section 6), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Section 6.1(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Fund, the Adviser or DFAS for use in Company Documents, or otherwise for use in connection with the sale of the Contracts or the shares of the Portfolios; or

(ii)	arise out of, or result from, statements or representations made by or on behalf of the Company (other than statements or representations contained in, and in conformity with, the registration statement, prospectus, sales literature or other written statement covering the Fund or the Portfolios (or any amendment or supplement to any of the foregoing) (collectively, “Fund Documents” for purposes of this Section 6), or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts or the shares of the Portfolios; or

(iii)	arise out of, or result from, any untrue statement or alleged untrue statement of a material fact contained in the Fund Documents, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon, and in conformity with, written information furnished to the Fund by or on behalf of the Company; or

(iv)	arise out of, or result from, any failure by the Company or persons under its control to provide the services or furnish the materials contemplated under the terms of this Agreement; or

(v)	arise out of, or result from, any material breach of any representation and/or warranty made by the Company or persons under its control in this Agreement or arise out of, or result from, any other material breach of this Agreement by the Company or persons under its control;

as limited by and in accordance with the provisions of Sections 6.1(b) and 6.1(c) hereof.

6.1(b)	The Company shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Fund, whichever is applicable, or to the extent of such Indemnified Party’s gross negligence.

6.1(c)	The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action, provided that it gives written notice of such intention to the Indemnified Parties. The Company also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the Party named in the action. After notice from the Company to such Party of the election of the Company to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party, and the Company will not be liable to such Party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

6.1(d)	The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them or any of their officers, directors or trustees in connection with the issuance or sale of the shares of the Portfolios or the Contracts or the operation of the Portfolios or the Fund.

6.1(e)	The indemnification provisions contained in this Section 6.1 shall survive the termination of this Agreement.

6.2	Indemnification by DFAS, the Adviser and the Fund

6.2(a)	DFAS, the Adviser and the Fund agree to indemnify, defend and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of such terms under the federal securities laws (collectively, the “Indemnified Parties,” and individually, an “Indemnified Party” for purposes of this Section 6.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of DFAS, the Adviser or the Fund, which consent shall not be unreasonably withheld), or litigation (including the reasonable costs of investigating or defending any alleged loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (except in all cases, excluding consequential or special damages) (collectively, “Losses” for purposes of this Section 6.2), to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the shares of the Portfolios or the Contracts, and:

(i)	arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in any of the Fund Documents, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this Section 6.2(a) shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to DFAS, the Adviser or the Fund by or on behalf of the Company for use in Fund Documents, or otherwise for use in connection with the sale of the shares of the Portfolios; or

(ii)	arise out of, or result from, statements or representations made by or on behalf of DFAS, the Adviser or the Fund (other than statements or representations contained in, and in conformity with, Company Documents) or wrongful conduct of DFAS, the Adviser, or the Fund or persons under their respective control, with respect to the sale or distribution of the Contracts or the shares of the Portfolios (it is understood that the persons who are involved in the sale or distribution of the Contracts are not under the control of DFAS, the Adviser or the Fund);

(iii)	arise out of, or result from, any untrue statement or alleged untrue statement of a material fact contained in the Company Documents, or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of DFAS, the Adviser or the Fund;

(iv)	arise out of, or result from, any failure by DFAS, the Adviser, or the Fund or persons under their respective control to provide the services or furnish the materials contemplated under the terms of this Agreement; or

(v)	arise out of, or result from, any material breach of any representation and/or warranty made by DFAS, the Adviser, or the Fund (or persons under their respective control) in this Agreement or arise out of, or result from, any other material breach of this Agreement by DFAS, the Adviser, or the Fund (or persons under their respective control);

as limited by and in accordance with the provisions of Sections 6.2(b) and 6.2(c) hereof.

6.2(b)	DFAS, the Adviser, or the Fund shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to the Company or the Accounts, whichever is applicable, or to the extent of such Indemnified Party’s gross negligence.

6.2(c)

DFAS, the Adviser, or the Fund shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified DFAS, the Adviser, or the Fund, as appropriate, in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify DFAS, the Adviser, or the Fund, as appropriate, of any such claim shall not relieve each of DFAS, the Adviser, or the Fund from any liability which it may have to the Indemnified Party otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, DFAS, the Adviser, or the Fund, as appropriate, shall be entitled to participate, at its own expense, in the defense of such action, provided that it gives written notice of such intention to the Indemnified Parties. DFAS, the Adviser, or the Fund, as appropriate, also shall be entitled to assume and to control the defense thereof, with counsel satisfactory to the party named in the action. After notice from DFAS, the Adviser, or the Fund, as appropriate, to such Party of the election of DFAS, the Adviser, or the Fund, as appropriate, to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by the Indemnified Party, and DFAS, the Adviser, or the Fund will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such Party independently in connection with the defense thereof other than reasonable costs of investigation.

6.2(d)	The Indemnified Parties will promptly notify DFAS, the Adviser, or the Fund, as appropriate, of the commencement of any litigation or proceedings against them or any of their officers or directors in connection with the issuance or sale of the shares of the Portfolios or the Contracts or the operation of the Accounts.

6.2(e)	The indemnification provisions contained in this Section 6.2 shall survive the termination of this Agreement.

6.3	Indemnification Procedures

6.3(a)	With respect to any claim, the Parties each shall give the others reasonable access during normal business hours to its books, records and employees and those books, records, and employees within its control pertaining to such claim, and shall otherwise cooperate with one another in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as possible.

6.3(b)	If a party in defending a claim (each, a “Defending Party”) and indemnifying another party hereto, and: (i) a settlement proposal is made by the claimant, or (ii) the Defending Party desires to present a settlement proposal to the claimant, then the Defending Party shall promptly provide written notice to the Indemnified Party of such settlement proposal together with its counsel’s recommendation. If the Defending Party desires to enter into the settlement and the Indemnified Party fails to consent to such settlement within thirty (30) days after receipt of such notice (unless such period is extended, in writing, by mutual agreement of such parties), then the Indemnified Party, commencing on the earlier of the date the Indemnified Party declined to accept the settlement or the expiration of the thirty (30) day period, shall defend the claim and shall indemnify the Defending Party for all costs associated with the claim that are in excess of the proposed settlement amount.

Regardless of which party is defending the claim: (i) if a settlement requires an admission of liability by the non-defending party or (ii) would require the non-defending party to either take action (other than purely ministerial action) of refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the Defending Party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of Section 6.3(b) shall not apply.

6.3(c)	The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceeding with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extending by the written agreement of the parties). The prevailing party in such proceeding shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

6.3(d)	A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Section 6.

7.	Potential Conflicts

7.1	The Directors will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all separate accounts (including the Contract holders) investing in the Portfolios. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable insurance (including federal, state or other jurisdiction), tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by an insurer to disregard the voting instructions of contract owners. A majority of Directors will consist of persons who are not “interested” persons of the Fund. The Directors shall promptly inform the Company if they determine that a material irreconcilable conflict exists and the implications thereof.

7.2

The Company will report any potential or existing conflicts of which it is aware to the Directors and, upon request by the Fund, shall provide the Fund with written notification that the Company is not aware of any conflict, if such is the case. The Company will assist the Directors in carrying out their responsibilities under any applicable provisions of the federal securities laws and/or any exemptive orders granted by the SEC, including the Exemptive Order, by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Directors whenever Contract holder voting instructions are disregarded.

To the extent the Company does not implement pass-through voting for the Fund’s proxy votes, the Company acknowledges that: (i) the Company’s disregard of voting instructions may conflict with the majority of Contract holders’ voting instructions; and (ii) the Company’s action could preclude a majority vote approving a proposed change or could represent a minority view. If the Company does not implement pass-through voting for the fund’s proxy votes and the Company’s judgment represents a minority position or would preclude a majority vote, then the Company may be required, at the Fund’s election, to withdraw the Accounts’ investment in the Portfolios. Other than possible decline in the value of an Account due to fluctuations in the NAV of the Portfolios, no charge or penalty will be imposed as a result of such withdrawal.

7.3	If it is determined by a majority of the Directors, or a majority of its disinterested Directors, that a material irreconcilable conflict exists, the Company may, at its expense and to the extent reasonably practicable (as determined by a majority of disinterested Directors), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (1) withdrawing the assets allocable to some or all of the Accounts from any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected Contract holders and, as appropriate, segregating the assets of any appropriate group that votes in favor of such segregation, or offering to the affected Contract holders the option of making such a change; and (2) establishing a new registered management investment company or managed separate account. No charge or penalty will be imposed by the Fund on the Company as a result of any withdrawal outlined above and the Company will carry out these responsibilities with a view only to the interests of the Contract holders.

7.4	If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other insurance regulators, then the Company will withdraw the affected Account’s investment in the Portfolio(s) and terminate this Agreement with respect to such Account within six (6) months after the Directors inform the Company in writing that the Directors have determined that such decision has created an material irreconcilable conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested Directors. Until the end of the foregoing six (6) month period, DFAS and the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Portfolios.

7.5	For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested Directors shall determine whether any proposed action adequately remedies any material irreconcilable conflict. The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract holders materially adversely affected by the material irreconcilable conflict. In the event that the Directors determine that any proposed action does not adequately remedy any material irreconcilable conflict, then the Company will withdraw an Account’s investment in the Portfolios and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict.

7.6	If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in any exemptive order) on terms and conditions materially different from those contained in the Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) and (b) this Section 7 shall be deemed to incorporate such new terms and conditions, and any term or conditions of this Section 7 that is inconsistent therewith, shall be deemed to be succeeded thereby.

7.7	All reports received by the Directors of potential or existing conflicts (including those received from the Company pursuant to Section 7.2), and all action by the Directors with regard to determining the existence of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Directors or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

8.	Term and Termination

8.1	This Agreement may be terminated: (i) upon a written agreement signed by all Parties to this Agreement; or (ii) at the option of the Company or the Fund, with or without cause, on ninety (90) days’ prior written notice.

8.2	Notwithstanding any other provision of this Agreement, DFAS, the Adviser or the Fund may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to the Company, unless the Company has, to the satisfaction of DFAS, the Adviser or the Fund, as appropriate, cured such cause within thirty (30) days of receiving such notice, for any material breach by the Company of any representation, warranty, covenant or obligation hereunder.

8.3	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to DFAS, the Adviser and the Fund, unless DFAS, the Adviser or the Fund, as appropriate, has, to the satisfaction of the Company, cured such cause within thirty (30) days of receiving such notice, for any material breach by DFAS, the Adviser or the Fund of any representation, warranty, covenant or obligation hereunder.

8.4	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund and DFAS with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts. Such termination will be effective ten (10) Business Days after receipt of notice unless the Fund makes available a sufficient number of the shares of such Portfolio to meet the requirements of the Contracts within the ten-day period.

8.5	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event such Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company.

8.6	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by prior written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event that such Portfolio ceases to qualify as a “regulated investment company” under Subchapter M of the Code or if the Company reasonably believes that any such Portfolio may fail to so qualify.

8.7	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by prior written notice to the Fund, the Adviser and DFAS with respect to any Portfolio in the event that such Portfolio fails to satisfy the diversification requirements of Section 817(h) of the Code and the Treasury regulations promulgated thereunder.

8.8	Notwithstanding any other provision of this Agreement, the Company or the Fund may terminate this Agreement upon receipt of any necessary regulatory approvals and/or the vote of the Contract holders having an interest in the Accounts (or any Investment Division, i.e., a sub-account of that Account) to substitute the shares of another investment company for the corresponding shares of the Portfolios in accordance with the terms of the Contract for which the shares of the Portfolios had been selected to serve as the underlying portfolio. The Company will give sixty (60) days written notice to the Fund of the date of any proposed vote or other action taken to replace the shares of the Portfolio(s) or of the filing of any required regulatory approval(s).

8.9	Notwithstanding any other provision of this Agreement, the Fund, the Adviser or DFAS may terminate this Agreement by prior written notice to the Company, if any one or all shall determine, in their sole judgment, exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.10	Notwithstanding any other provision of this Agreement, the Company may terminate this Agreement by prior written notice to the Fund, the Adviser and DFAS, if the Company shall determine, in its sole judgment, exercised in good faith, that any of the Fund, the Portfolios, the Adviser or DFAS has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

8.11	Notwithstanding any other provision of this Agreement, any Party may terminate this Agreement for cause on not less than thirty (30) days’ prior written notice to all other Parties, unless any of the other Parties has cured such cause within thirty (30) days of receiving such notice, for any one of the following reasons:

(a)	change in control of any Party or such Party’s ultimate controlling person; however, a change in the name of the Party will not constitute a change in control;

(b)	a material change in, or other material revision to, the Contracts or the prospectus(es) of the Portfolios, which material change or revision is not acceptable to any of the other Parties; or

(c)	any action taken by federal, state or other regulatory authorities of competent jurisdiction which, in the reasonable judgment of any of the Parties, either (i) materially and adversely alters the terms, advantages and/or benefits of the Contracts to current or prospective purchasers; or (ii) materially or adversely alters the terms or conditions of such Party’s participation in the subject matter of this Agreement.

8.12

Notwithstanding the termination of this Agreement, the Fund, the Adviser, and DFAS shall, at the option of the Company, continue to make available additional shares of the Portfolios, as provided below, for so long as the Company desires pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”) to the extent additional shares of the Portfolios are being made available to other shareholders of the Portfolio or to new investors, unless (i) such further sale of the shares of the Portfolios is proscribed by law, regulation or an applicable regulatory body, (ii) the Company is able to obtain an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the shares of the Portfolios, or (iii) the Fund determines that a liquidation or merger of the Portfolio is in the best interest of the Portfolio or its beneficial owners (reasonable advance notice of election to merge or liquidate, as may be permitted by applicable laws, shall be provided to Company so that the Company may request an order or take other necessary action in connection with the substitution of the Shares for other securities). Specifically, without limitation, if the Company so elects to make the shares of the Portfolios available, the Contract holders or the Company, whichever shall have legal authority to do so, shall be permitted to direct allocation and reallocation of investments in the shares of the Portfolios, redeem investments in the shares of the Portfolios and/or invest in the shares of the Portfolios upon the payment of additional premiums under the Existing Contracts. In the event of a termination of this Agreement, the Company, as promptly as is practicable under the circumstances, shall notify the Fund, the Adviser and DFAS whether the Company elects to continue to make shares of the Portfolios available after such termination. If the shares of the Portfolios continue to be made available after such termination, the provisions of this Agreement shall remain in effect for such Existing Contracts. This Section 8.12 shall not apply to any terminations under Section 8.8 of this Agreement.

8.13	The parties to this Agreement agree to cooperate and give reasonable assistance to one another in taking all necessary and appropriate steps for the purpose of ensuring that the Accounts own none of the shares of the Portfolios after the effective date of the termination of this Agreement with respect to such shares, or, if such ownership following termination cannot be avoided, that the duration thereof is as brief as reasonably practicable.

8.14	Notwithstanding the termination of this Agreement, each Party shall continue for so long as any Contracts remain outstanding to perform such of its duties hereunder as are necessary to ensure the continued tax status thereof and the payment of benefits thereunder, with respect to a Portfolio and the corresponding subaccount of each Account.

9.	Notices

Any notice shall be deemed sufficiently given when sent by registered or certified mail return receipt requested, reputable overnight air courier, or via facsimile, to the other Parties at the address of such Parties set forth below or at such other address as such Parties may from time to time specify in writing to the other Parties.

If to the Fund:

Catherine L. Newell, Esq.

Vice President and Secretary

DFA Investment Dimensions Group Inc.

6300 Bee Cave Road, Building One

Austin, TX 78746

If to the Adviser:

Catherine L. Newell, Esq.

Vice President and Secretary

Dimensional Fund Advisors LP

6300 Bee Cave Road, Building One

Austin, TX 78746

If to DFAS:

Catherine L. Newell, Esq.

Vice President and Secretary

DFA Securities LLC

6300 Bee Cave Road, Building One

Austin, TX 78746

If to the Company:

New York Life Insurance and Annuity Corporation

51 Madison Avenue

New York, NY 10010

Attn: Craig L. DeSanto

With a copy to:

New York Life Insurance Company

Office of the General Counsel

51 Madison Avenue, Room 10SB

New York, NY 10010

Attn: Variable Products Attorney

10.	Miscellaneous

10.1	The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

10.2	If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

10.3	This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

10.4	Each Party shall cooperate with each other Party and all appropriate governmental authorities (including, without limitation, the SEC, FINRA, and any applicable insurance, securities or other regulator of competent jurisdiction), and shall permit such authorities reasonable access to its relevant books and records as required by applicable law in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

10.5	Each Party hereto grants to the other Parties the right to audit its records relating to the terms and conditions of this Agreement upon reasonable notice during reasonable business hours in order to confirm compliance with this Agreement.

10.6	The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the Parties hereto are entitled to under state and federal laws.

10.7	Each Party to this Agreement acknowledges that, by reason of its performance under this Agreement, it shall have access to, and shall receive from the other Party(ies) (and its affiliates, partners, and employees), the confidential information of the other Party(ies) (and its affiliates, partners, and employees), including but not limited to the “nonpublic personal information” of their consumers within the meaning of SEC Regulation S-P (collectively, “Confidential Information”). Subject to the requirements of legal process and regulatory authority, each Party shall hold all such Confidential Information in the strictest confidence and shall use such Confidential Information solely in connection with its performance under this Agreement and for the business purposes set forth in this Agreement. Under no circumstances may a Party cause any Confidential Information of the other Party to be disclosed to any third party or reused or redistributed without the other Party’s express and prior written consent unless such Confidential Information has come into the public domain through no fault of the receiving party or has been provided to a Party’s service provider in connection with such Party’s performance under this Agreement and for the business purposes set forth in this Agreement. Each Party shall be solely responsible for the compliance of its officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties (including service providers) with all applicable privacy-related laws and regulations including, but not limited to, the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Section shall survive the termination of this Agreement.

10.8	This Agreement or any of the rights and obligations hereunder may not be assigned by any Party without the prior written consent of all Parties hereto.

10.9	In any dispute arising hereunder, each Party waives its right to demand a trial by jury and hereby consents to a bench trial of all such disputes.

10.10	No provision of this Agreement, including the Schedules hereto, may be amended or modified in any manner except by a written agreement properly authorized and executed by the Company, the Fund, the Adviser and DFAS.

10.11	The waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

10.12	The terms of this Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Texas, without regard to the conflicts of law principles thereof; provided, however, that all performances rendered hereunder shall be subject to compliance with all applicable state and federal laws and regulations.

To the extent they are applicable, this Agreement shall be subject to the provisions of the 1933 Act, the 1934 Act, the 1940 Act, and the Advisers Act, and the rules and regulations and interpretations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and any applicable FINRA regulations or interpretations, and the terms and definitions hereof shall be interpreted and construed in accordance therewith.

10.14	This Agreement constitutes the entire contract between the Parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first set forth above.

Company: NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

By:	/s/ Craig DeSanto
Name:	Craig DeSanto
Title:	First Vice President & Actuary

Fund: DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff J. Jeon
Name:	Jeff J. Jeon
Title:	Vice President

Adviser: DIMENSIONAL FUND ADVISORS LP
By: Dimensional Holdings Inc., general partner

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President

DFAS: DFA SECURITIES LLC

By:	/s/ Catherine L. Newell
Name:	Catherine L. Newell
Title:	Vice President and Secretary

Schedule 1.1

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

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SCHEDULE 1.5: Rule 22c-2 Provisions

1.	Agreement to Provide Information. The Company (hereafter, an “Intermediary”) agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”)[1], or other government-issued identifier (“GII”), if known, of any or all Contract holders or shareholder(s) of the account (together, “Shareholder(s)”) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund shares (“Shares”) held through an account maintained by the Intermediary during the period covered by the request.

1.1.	Period Covered by Request. Unless otherwise directed by the Fund, Intermediary agrees to provide the information specified in Section 1 for each trading day.

1.2.	Form and Timing of Response.

1.2.1.	Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 1. If requested by the Fund or its designee, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1 for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

1.2.2.	Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

1.2.3.	To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

1.3.	Limitations on Use of Information. The Fund agrees not to use the information received from the Intermediary for marketing or any other similar purpose without the prior written consent of the Intermediary. The Fund is permitted to use the information received from the Intermediary for the Fund’s internal purposes, including monitoring compliance with the Fund’s internal policies, procedures and practices. The Fund agrees to keep any non-public information furnished by the Intermediary confidential consistent with the Fund’s then current privacy policy, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

1	According to the IRS website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

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2.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions in the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.1.	Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

2.2.	Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

2.3.	Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.	Definitions. For purposes of this Schedule 1.5:

3.1.	The term “Fund” includes the Fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.[2]

3.2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

3.3.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name; except:

3.3.1.	with respect to retirement plan recordkeepers, the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; and

3.3.2.	with respect to insurance companies, the term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

3.4.	The term “written” includes electronic writings and facsimile transmissions.

2	As defined in SEC Rule 22e-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

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3.5.	The term “Intermediary” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.[3]

3.6.	The term “purchase” does not include the automatic reinvestment of dividends.

3.7.	The term “promptly” as used in Section 1.2 shall mean as soon as practicable but in no event later than ten (10) business days from the Intermediary’s receipt of the request for information from the Fund or its designee.

3	“Financial intermediary” is defined in SEC Rule 22c-2(c)(l)as: “(i) any broker, dealer, bank, or other entity that holds securities of record issued by the fund, in nominee name; (ii) a unit investment trust or fund that invests in the fund in reliance on section 12(d)(l)(E) of the Act (15U.S.C. 80a-12(d)(l)(E)); and (iii) in the case of a participant-directed employee benefit plan that owns the securities issued by the fund, a retirement plan’s administrator under section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (29 U.S.C. 1002(16)(A)) or any entity that maintains the plan’s participant records.”

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